UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 28, 2004 (July 26, 2004)

Wellsford Real Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-12917	13-3926898

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Madison Avenue, New York, New York		10022

(Address of Principal Executive Office)		(Zip Code)

(212) 838-3400

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

On July 28, 2004, Wellsford Real Properties, Inc. (the “Company”) announced that Wellsford/Whitehall Group, L.L.C., a joint venture (the “Venture”) among the Company, the Whitehall funds (“Whitehall”), and the Saraceno family, closed on an agreement to redeem the Saraceno family’s 7.45% aggregate equity interest in the Venture in consideration for the transfer of six Boston properties in the Venture’s portfolio subject to a $64 million non-recourse mortgage loan and property accounts payable, an adjacent parcel of land and cash approximating $1.5 million to a partnership formed by the Saraceno family and other third parties. As part of the transaction, the existing tax indemnity of the Venture to the Saraceno family’s members was eliminated.

The six Boston properties aggregate 891,000 square feet. The Saraceno family’s original contribution in 1998 included these six properties along with other properties no longer in the Venture’s portfolio.

The Company previously reported that the Venture’s manager had requested a dialogue with the special servicer of the $64 million loan on these six Boston properties. The lender agreed to restructure the loan for the acquiring partnership. The Venture is managed by an affiliate of The Goldman Sachs Group, Inc. which is also an affiliate of Whitehall.

The Venture will record an impairment provision of approximately $5 million during the three months ending September 30, 2004 as a result of the transaction. The Company’s share of the provision is approximately $1.6 million.

After the transaction closes, the Company’s equity interest in the Venture will increase from 32.59% to 35.21% and the Whitehall aggregate interests will increase from 59.96% to 64.79%.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits
	99.1	Press release issued July 28, 2004 reporting that Wellsford/Whitehall Group, L.L.C. closed on an agreement to redeem the Saraceno family’s 7.45% aggregate equity interest in the Venture in consideration for the transfer of six Boston properties in the Venture’s portfolio subject to a $64 million non-recourse mortgage loan and other consideration.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLSFORD REAL PROPERTIES, INC.

By:	/s/ James J. Burns James J. Burns Senior Vice President, Chief Financial Officer

Date:        July 28, 2004

EXHIBIT 99.1

WELLSFORD REAL PROPERTIES, INC.
535 MADISON AVENUE 26TH FLOOR, NEW YORK, NY 10022
212-838-3400            FAX 212-421-7244

FOR IMMEDIATE RELEASE:

WELLSFORD REAL PROPERTIES ANNOUNCES TRANSFER OF SIX PROPERTIES
BY THE WELLSFORD/WHITEHALL GROUP, L.L.C. OFFICE VENTURE

NEW YORK, July 28, 2004 – Wellsford Real Properties, Inc. (AMEX: “WRP”) today announced that Wellsford/Whitehall Group, L.L.C., a joint venture (the “Venture”) among WRP, the Whitehall funds (“Whitehall”), and the Saraceno family, closed on an agreement to redeem the Saraceno family’s 7.45% aggregate equity interest in the Venture in consideration for the transfer of six Boston properties in the Venture’s portfolio subject to a $64 million non-recourse mortgage loan and property accounts payable, an adjacent parcel of land and cash approximating $1.5 million to a partnership formed by the Saraceno family and other third parties. As part of the transaction, the existing tax indemnity of the Venture to the Saraceno family’s members was eliminated.

The six Boston properties aggregate 891,000 square feet. The Saraceno family’s original contribution in 1998 included these six properties along with other properties no longer in the Venture’s portfolio.

WRP previously reported that the Venture’s manager had requested a dialogue with the special servicer of the $64 million loan on these six Boston properties. The lender agreed to restructure the loan for the acquiring partnership. The Venture is managed by an affiliate of The Goldman Sachs Group, Inc. which is also an affiliate of Whitehall.

The Venture will record an impairment provision of approximately $5 million during the three months ending September 30, 2004 as a result of the transaction. WRP’s share of the provision is approximately $1.6 million.

After the transaction closes, WRP’s equity interest in the Venture will increase from 32.59% to 35.21% and the Whitehall aggregate interests will increase from 59.96% to 64.79%.

Jeffrey H. Lynford, Chairman of the Board, stated, “This transaction relieves the Venture of a large tax indemnity which essentially prohibited the sale of any of the remaining properties through 2007. Further, the negative debt service associated with these properties had been substantial and is now eliminated. Lastly, with the transfer of these properties, the Venture and the remaining partners are relieved of significant future capital expenditures.”

WRP is a real estate merchant banking firm organized in 1997 and headquartered in New York City which acquires, develops, finances and operates real estate properties and organizes and invests in private and public real estate companies.

This press release, together with other statements and information publicly disseminated by WRP, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of WRP, its joint venture investments or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following, which are discussed in greater detail in the “Risk Factors” section of WRP’s registration statement on Form S-3 (file No. 333-73874) filed with the Securities and Exchange Commission (“SEC”) on December 14, 2001, as may be amended, which is incorporated herein by reference: risks associated with equity investments in and with third parties; risks associated with our reliance on joint venture partners including, but not limited to, the inability to obtain consent from partners for certain business decisions, reliance on partners who are solely responsible for the books, records and financial statements of such ventures, the potential risk that our partners may become bankrupt, have economic or other business interests and objectives which may be inconsistent with those of WRP and our partners being in a position to take action contrary to our instructions or requests; future impairment charges as a result of the completion of analyses by the Venture’s manager upon the recording of the transfer of these assets and redemption of the Family’s equity interests in the third quarter of 2004; and other risks listed from time to time in WRP’s reports filed with the SEC. Therefore, actual results could differ materially from those projected in such statements.

Press Contact:	Mark P. Cantaluppi Wellsford Real Properties, Inc. Vice President - Chief Accounting Officer & Director of Investor Relations (212) 838-3400